Exhibit 99.1

For Immediate Release

Majestic USA Capital, Inc. Extends Deadline to Submit Consents
in the Consent Solicitation of its Trust Preferred Securities

Hamilton, Bermuda, January 21, 2011 – Majestic USA Capital, Inc. (“Majestic USA”), a wholly-owned subsidiary of Majestic Capital, Ltd. (“Majestic Capital”)(NASDAQ: MAJC), announced today the extension of the expiration time for the previously announced solicitation of consents from the holders of its Trust Preferred Securities Due 2036 (the “Trust Preferred Securities”)(CUSIP: 12627NAA5). Majestic USA is seeking consents to proposed amendments to certain events of default and covenants in the Indenture, dated November 14, 2006, and Amended Declaration of Trust, dated November 14, 2006, which govern the Trust Preferred Securities. The adoption of the proposed amendments is a condition to the consummation of Majestic Capital’s pending amalgamation with Bayside Equity Partners LLC announced on September 21, 2010.

The consent solicitation was previously scheduled to expire on January 24, 2011 at 5:00 p.m., New York City time, and has been extended until February 11, 2011, at 5:00 p.m., New York City time, in order to give holders of the Trust Preferred Securities additional time and opportunity to evaluate the proposed amendments and submit their responses. Except for the extension described above, all of the terms and conditions set forth in the Notice of Consent Solicitation, dated November 4, 2010, remain unchanged.

Majestic USA has retained Georgeson Inc. to act as the solicitation agent in connection with the consent solicitation. Questions about the consent solicitation or requests for copies of the consent solicitation may be directed to Georgeson at (866) 391-6921 (toll free) or (212) 440-9800 (banks and brokers).

This press release is for informational purposes only and is not being made in any jurisdiction in which the making of this announcement would violate the laws of such jurisdiction, nor is it an offer to purchase or sell, a solicitation of an offer to purchase or sell, or a solicitation of consents with respect to any securities. The solicitation is being made solely pursuant to the Notice of Consent Solicitation dated November 4, 2010 and the related consent form.

About Majestic Capital, Ltd.

Majestic Capital, Ltd., through its subsidiaries, is a specialty provider of workers’ compensation insurance products and services. Majestic Capital seeks to provide quality products and services that fit the needs of its insureds and is dedicated to developing and maintaining a mutually beneficial, long-term relationship with them. Majestic Capital’s workers’ compensation insurance coverage is offered to employers in California, New York, New Jersey, Arizona, Nevada, and other states. Further information can be found on Majestic Capital’s website at http://www.MajesticCapital.com.

MAJC-E

Contact Information:
Mark Collinson
CCG Investor Relations
10960 Wilshire Blvd, Ste. 2050
Los Angeles, CA  90024
(310) 954-1343